Exhibit 99.1
**For Immediate Release**

For more information, contact:
Victor Karpiak: (425) 255-4400

First Financial Northwest, Inc. Announces Successful Completion of Stock
Repurchase Program

Renton, Washington –  February 9, 2009 – First Financial Northwest, Inc. (Nasdaq GS: FFNW) today announced the completion of the repurchase of approximately 10% of its outstanding common stock, or 2,285,280 shares.  The repurchase program was announced on November 5, 2008.

The shares were repurchased by the Company at an average cost per share of $8.52.  As of February 9, 2009, there were 20,567,520 shares of the Company’s stock outstanding.

Victor Karpiak, Chairman, President and CEO of First Financial stated, “The share repurchase program shows the confidence we have in our future and in our ability to enhance shareholder value over the long-term.  The Board of Directors is committed to maintaining strong capital during theses uncertain economic times. Future stock repurchase plans may be considered if the Board determines such a plan continues to benefit both the Company and its shareholders.”

First Financial Northwest, Inc. is a Washington corporation headquartered in Renton, Washington. It is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank that was originally organized in 1923. The Company serves the Puget Sound Region of Washington that includes King, Snohomish and Pierce Counties, through its full-service banking office. The Company is part of the America’s Community Bankers NASDAQ Index. For additional information about the Company and the Bank, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for construction/land development, residential, commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technological factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission. Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.